Exhibit 4.2

SUPPLEMENTAL INDENTURE

     Supplemental Indenture (this “Supplemental Indenture”), dated as of December 10, 2004, among Options Publishing, LLC, a Delaware limited liability company (the “Guaranteeing Subsidiary”), a subsidiary of Haights Cross Operating Company (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, N.A., as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

     WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of August 20, 2003 providing for the issuance of 11¾% Senior Notes due 2011 (the “Notes”);

     WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

     WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

     1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

     2. Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture, including but limited to Article 10 thereof.

     3. Execution and Delivery. Each Guarantor agrees that the Note Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

     4. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder, member or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any other Guarantor under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

     5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO

THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

     6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

     7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

     8. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

     Dated: December 10, 2004

OPTIONS PUBLISHING, LLC

By:	/s/ Paul J. Crecca

Name: Paul J. Crecca
Title: Vice President

HAIGHTS CROSS COMMUNICATIONS, INC.

By:	/s/ Paul J. Crecca

Name: Paul J. Crecca
Title: Executive Vice President

HAIGHTS CROSS OPERATING COMPANY

By:	/s/ Paul J. Crecca

Name: Paul J. Crecca
Title: Executive Vice President

SUNDANCE/NEWBRIDGE EDUCATIONAL PUBLISHING, LLC
CHELSEA HOUSE PUBLISHERS, LLC
RECORDED BOOKS, LLC
TRIUMPH LEARNING, LLC
OAKSTONE PUBLISHING, LLC
THE CORIOLIS GROUP, LLC

By:	/s/ Paul J. Crecca

Name: Paul J. Crecca
Title: Vice President

W F HOWES LIMITED

By:	/s/ Neil Tress

Name: Neil Tress
Title: Secretary

WELLS FARGO BANK, N.A. as Trustee

By:	/s/ Joseph O'Donnell

Authorized Signatory

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